                                                                     Exhibit 5.3

                          [MCINNES COOPER LETTERHEAD]

Our File: BH-1284
September 14, 2004


MAAX CORPORATION
1010 Sherbrooke Street West
Montreal, Quebec H3A 2R7
Canada
Att: Denis Aubin


KAYE SCHOLER LLP
425 Park Avenue
New York, NY 10022-3598
USA


Ladies and Gentlemen:

     RE: MAAX CORPORATION
         ----------------


         In connection with the registration of US$150,000,000 aggregate principal amount of 9.75% Senior Subordinated Notes due 2012 (the "Exchange Notes") by MAAX CORPORATION (the "Company") under the Securities Act of 1933 (United States of America), as amended (the "Act"), on Form F-4 being filed with the Securities and Exchange Commission (the "SEC") on the date hereof (the "Registration Statement") and the concurrent registration under the Act of a guarantee (the "Guarantee") of the Exchange Notes by BEAUCELAND CORPORATION ("Holdings"), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued and the Guarantee was issued pursuant to an indenture (the "Indenture") dated as of June 4, 2004 among the Company, Holdings and certain other guarantors specified therein (the "Issuers") and U.S. Bank Trust National Association ("Trustee"). The Exchange Notes are proposed to be issued in exchange for up to US$150,000,000 principal amount of issued and outstanding US$ 150,000,000 9.75% Senior Subordinated Notes due 2012 (the "Original Notes") previously sold by the Company and guaranteed by, inter alia, Holdings.

         The Exchange Notes, Indenture and Guarantee are herein sometimes referred to collectively as the "Transaction Documents".

         In rendering the opinions hereinafter set forth, we have reviewed final forms of the Transaction Documents and:

         a. the Memorandum and Articles of Association of each of the Company and Holdings;

         b. a resolution of the board of directors of each of the Company and Holdings, authorizing, among other things, the execution, delivery and performance of the Transaction Documents to which they are parties;

         c. certificates of status dated September 10, 2004 issued in respect of each of the Company and Holdings pursuant to the Companies Act (Nova Scotia); and

         d. a certificate of an officer of each of the Company and Holdings with respect to certain factual matters, a copy of each of which has been delivered to you.

         In addition to the Transaction Documents and the other items listed above, we have examined such other documents and corporate records and questions of law as we deem necessary for the purposes of this opinion.

         As to matters of fact, we have also examined such certificates of public officials as we have deemed relevant and appropriate as a basis for the opinions expressed herein and the certificates of corporate officers identified above and we have made no effort to independently verify the facts set forth in such certificates.

         Further, in making the foregoing examinations, we have assumed

         A.       the genuineness of all signatures;

         B. the legal capacity of each person signatory to any of the documents reviewed by us;

         C. the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

         D. to the extent we deem appropriate, that, as to factual matters, all representations and warranties made in the aforesaid documents were and are true, correct and complete;

         E. that the certificates of status issued in respect of each of the Company and Holdings referred to above continue to be accurate as of the date of this opinion as if issued on that date;

         F. each of the parties to each of the Transaction Documents (other than the Company and Holdings) has been duly incorporated and is validly existing as a corporation or limited liability company under its laws of incorporation and has all requisite corporate or company power and capacity to execute and deliver each of the Transaction Documents to which it is a party and to exercise its rights and perform its obligations thereunder, and has taken all necessary corporate action to authorize the execution and delivery of each of the Transaction Documents to which it is a party and the exercise of its rights and the performance of its obligations thereunder; and

         G. each of the Transaction Documents has been duly executed and delivered by each party thereto (other than the Company and Holdings), are legal, valid and binding obligations of each of the parties thereto (other than the Company and Holdings) under the laws of New York enforceable against each such party in accordance with their respective terms, and have been physically delivered by the Company and Holdings free from escrow or similar restrictions.

         This opinion is limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

         Based upon and subject to the foregoing and to the qualifications expressed below, we are of the opinion that:

1. Each of the Company and Holdings has been duly incorporated and is validly existing as an unlimited company in good standing under the laws of Nova Scotia, with power and authority to own its properties and conduct its business as described in the Registration Statement and to enter into and carry out its obligations under the Transaction Documents.

2. The Exchange Notes have been duly authorized and, when issued, executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes, will have been duly executed and delivered by the Company.

3. The Indenture has been duly authorized, executed and delivered by the Company and Holdings.

4. The Guarantee has been duly authorized, executed and delivered by Holdings.

5. The execution, delivery and performance of the Exchange Notes, the Indenture and the Guarantee by the Company and Holdings will not violate:

                  (a) the provisions of the Memorandum of Association or Articles of Association of the Company or Holdings, respectively,

                  (b) the laws of Nova Scotia (the "Applicable Law"), or

                  (c) any order, judgment or decree, naming the Company or Holdings, of any court or governmental agency or body of Nova Scotia known to us to be applicable to Holdings, the Company and its subsidiaries.

6. No consent, approval, authorization, order, registration, filing, prospectus, exemption or qualification under any Applicable Law is required for the issue and sale of the Exchange Notes.

We understand that this opinion will be relied upon by Kaye Scholer LLP in delivering their opinion with respect to the Registration Statement and the Notes; otherwise, this opinion is solely for the benefit of the addressees and their respective successors and assigns and not for the benefit of any other person. We consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement.


                                       Yours very truly,

                                       /s/ McInnes Cooper